EXHIBIT 10.71

January 27, 2004

Mr. Charles R. Tutterow

Executive Vice President

JPS Industries, Inc.

555 North Pleasantburg Drive

Suite 202

Greenville, SC 29607

Re:	Obligor # 4794862899, Obligation # 1331016

Dear Chuck:

Reference is made to that certain Revolving Credit and Security Agreement dated as of May 9, 2001, and subsequent modifications, between JPS Industries, Inc. (the “Borrower”) and Wachovia Bank, National Association (the “Bank”). The Revolving Credit and Security Agreement and all other documents executed and delivered in connection therewith are collectively referred to herein as the “Loan Documents”. All capitalized terms used but not defined herein shall have the meanings assigned in the Loan Documents.

The document provides:

Section 7(a)- Funded Debt to Cash Flow Ratio. Borrower shall at all times maintain, on a consolidated basis, a ratio of Funded Debt to Cash Flow of not more than 2.75 to 1.00 through fiscal quarter ending January 31, 2003, and of not more than 2.00 to 1.00 at fiscal quarter ending April 30, 2003 and at all times thereafter.

The Bank has determined that the Borrower has violated the above-referenced provision due to the following:

Per the Borrower’s quarterly compliance report for the fiscal quarter ended November 1, 2003, Funded Debt to Cash Flow Ratio is 2.29. Additionally, based on information received from the Borrower, the Bank has determined that the Borrower will remain in default of the Funded Debt to Cash Flow covenant as of January 31, 2004.

The Borrower has requested the Bank’s waiver, and the Bank does hereby waive the Borrower’s default under this provision for the fourth quarter ended November 1, 2003, and for the first quarter ended January 31, 2004 subject to Borrower’s execution of and return of this letter. This waiver is limited to the default recited above and shall not be construed to be a waiver of any subsequent default under the referenced provision, or of any existing or future defaults under any other provision of any Loan Documents.

The document further provides:

Section 7 (b)- Tangible Net Worth. Borrower shall at all times, maintain, on a consolidated basis, a Tangible Net Worth of at least $48,000,000. “Total Liabilities” shall mean all liabilities of Borrower, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet of Borrower in accordance with GAAP applied on a consistent basis. “Tangible Net Worth” shall mean the total assets (including goodwill) minus Total Liabilities. For purposes of this computation, the aggregate amount flowing from any officers, stockholders or other Affiliates of Borrower shall be subtracted from total assets, and Total Liabilities shall include debt fully subordinated to Bank on terms and conditions acceptable to Bank.

The Bank has determined that the Borrower has violated the above-referenced provision due to the following:

Per the Borrower’s quarterly compliance report for the fiscal quarter ended November 1, 2003, Tangible Net Worth totaled $5,036,000.00.

The Borrower has requested the Bank’s waiver, and the Bank does hereby waive the Borrower’s default under this provision through November 1, 2004, subject to Borrower’s execution of and return of this letter. This waiver is limited to the default recited above and future violations on a quarterly basis of Section 7(b) through November 1, 2004 and shall not be construed to be a waiver of any default subsequent to November 1, 2004 under the referenced provision, or of any existing or future defaults under any other provision of any Loan Documents.

The Borrower, by signature below, represents and warrants that there exist no defaults or event of default under the Loan Documents other than those specifically waived herein, that the Loan Documents are in full force and effect, and that Borrower does not have any defenses to its obligations under the Loan Documents nor any claims against Bank.

Please evidence your acceptance of the terms of this waiver by signing and returning to the Bank a copy of this letter bearing original authorized signature of each of the parties indicated by January 26, 2004.

Sincerely,

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ James K. Baumgardner

James K. Baumgardner Senior Vice President

ACCEPTED AND AGREED TO: JPS INDUSTRIES, INC.

By:	/s/ Charles R. Tutterow	January 27, 2004

	Charles R. Tutterow Executive Vice President	Date